CANADIAN ENVIRONMENTAL & METALLURGICAL INC.
6927 Antrim Ave
Burnaby, British Columbia, Canada  V5J 4M5

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion and reference by Searchlight Minerals Corp. in connection with the Registration Statement on Form S-1/A to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), of our findings included in our report relating to the synthetic precipitation leach procedure on material from the Clarkdale Slag Project (the “Report”).  We concur with the discussion and summary of our Report as it appears in the Registration Statement and consent to our being named as an expert therein.

CANADIAN ENVIRONMENTAL & METALLURGICAL INC.

By: /s/ Rikkert J. Vos
       Per:

Dated December 22, 2008